Exhibit 99.2

The expenses to be incurred by HCP, Inc. relating to the registration and offering of 7,800,000 shares of common stock pursuant to a Registration Statement on Form S-3 (File No. 333-161721) and a related prospectus supplement filed with the Securities and Exchange Commission on June 20, 2012 is estimated to be as follows:

Estimated Fees
SEC registration fee	$39,000
Legal fees and expenses	240,000
Accounting fees and expenses	170,000
Printing fees	30,000

Total expenses	$479,000